Exhibit 4.3

SILK ROAD MEDICAL, INC.
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
This Amended and Restated Stockholders Agreement (this “Agreement”) is dated as of this 7th day of July, 2017 and entered into by and among the institutional investors listed on Schedule I hereto (the “Institutional Investors”); the individuals whose names and addresses appear from time to time on Schedule II hereto (the “Other Investors”); and Silk Road Medical, Inc., a Delaware corporation (the “Company”). The Institutional Investors and the Other Investors are hereinafter each referred to as an “Investor” and collectively referred to as the “Investors”.
R E C I T A L S
WHEREAS, the Investors and the Company are party to a Stockholders Agreement, dated as of August 7, 2014 (the “Original Agreement”);
WHEREAS, the Investors and the Company desire to amend and restate the Original Agreement upon the terms and conditions set forth in this Agreement;
WHEREAS, certain of the Investors have, pursuant to the terms of the Third Series C Preferred Stock Purchase Agreement, dated as of July 7, 2017, with the Company (as the same may be amended from time to time, the “Stock Purchase Agreement”) agreed to purchase shares of Series C Preferred Stock of the Company, par value $0.001 per share (the “Series C Preferred Stock”); and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company that the Company enter into this Agreement to amend and restate the Original Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby amend and restated the Original Agreement as follows:

1.	COVENANTS OF THE PARTIES
(a)    Legends.
(i)    The certificates evidencing the Purchased Equity Shares and Granted Equity Shares (together with any Share Equivalents and any shares of capital stock of the Company issued with respect to such Purchased Equity Shares or Granted Equity Shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof, the “Shares”) acquired by the Investors will bear substantially the following legend reflecting the restrictions on the Transfer of such securities contained in this Agreement:
“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG SILK ROAD MEDICAL, INC. AND

CERTAIN INVESTORS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF THIS AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF SILK ROAD MEDICAL, INC. AND IS AVAILABLE UPON REQUEST.”
(ii)    If any certificates representing any Shares held by an Investor do not bear substantially the foregoing legend, such Investor shall, as promptly as practicable after the date hereof, deliver all such certificates to the Company to enable the Company to place such legend on such certificates.
(iii)    In the event that the restrictive legend set forth in Section 1(a)(i) above has ceased to be applicable to the Shares held by an Investor, the Company shall provide such Investor, or his, her or its Transferee(s), at his, her or its request, with new certificates for such Shares not bearing the legend with respect to which the restriction has ceased and terminated. In connection with and following the Company’s initial registered offering of Common Stock of the Company or its successor to the public (the “Initial Public Offering”), if an Investor Transfers Shares in accordance with this Agreement (other than to Permitted Transferees), with respect to only the securities being Transferred, the Company shall provide such Investor, or his, her or its Transferee(s), at his, her or its request, with new certificates for such Shares being Transferred not bearing the legend with respect to which the restriction has ceased and terminated.
(b)    Additional Investors. The parties hereto acknowledge that certain Persons, including, without limitation, directors, employees and consultants of the Company and its Affiliates and their Permitted Transferees, may become stockholders of the Company or holders of Share Equivalents after the date hereof. Except with respect to Transfers made pursuant to Section 3, as a condition to the issuance of shares of capital stock of the Company to them (including Share Equivalents), the Company may require such Persons to execute and deliver (i) an agreement in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder Agreement substantially in the form attached as Exhibit A hereto (a “Joinder Agreement”) or (ii) an agreement reasonably satisfactory to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (collectively the “WP X Funds”, and together with any successors and affiliated funds, including Permitted Transferees, “Warburg Pincus”) containing restrictions substantially similar to those applicable to the Other Investors; provided, however, unless the consent of the WP X Funds is obtained, any such Persons shall not have the tag-along rights contemplated by Section 3(d) herein or the subscription rights contemplated by Section 3(f) herein; provided further, however, that if such Person is receiving Granted Equity Shares such Person shall be required to become a party to this Agreement. With respect to any such Person required to become a party to this Agreement who is a director, employee or consultant of the Company, such Person shall be, and such Joinder Agreement or other agreement shall provide that such Person be, for purposes hereof, an Other Investor; provided, however, unless the consent of the WP X Funds is obtained, any such Person shall not have the subscription rights contemplated by Section 3(f) herein. With respect to any such Person required to become a party to this Agreement who is not a director, employee or consultant of the Company, such Person shall be, and such Joinder Agreement or other agreement shall provide that such Person be, for purposes hereof, an Institutional Investor or an Other Investor, as determined by the Board with the written consent of the WP X Funds.

(c)    Financial Reports and Other Information.
(i)    For so long as an Institutional Investor Owns Shares representing more than five percent (5%) of the outstanding shares of Common Stock on a Fully Diluted Basis, the Company shall provide to such Institutional Investor the following, provided, however, that Janus will be deemed to be an Institutional Investor under this Section 1(c) for as long as Janus Owns any Shares; provided further, however, that Norwest will be deemed to be an Institutional Investor under this Section 1(c) for as long Norwest Owns at least fifty percent (50%) of the shares of Series C Preferred Stock purchased by it pursuant to the Stock Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series C Preferred Stock):
(A)    Quarterly Statements. As promptly as practical after they are provided to the Board, the unaudited quarterly financial statements of the Company and its subsidiaries;
(B)    Monthly Statements. As promptly as practical after the end of each calendar month, the unaudited monthly financial statements of the Company and its subsidiaries;
(C)    Annual Audit. As promptly as practical after they are provided to the Board, audited annual financial statements of the Company and its subsidiaries;
(D)    Annual Budget. As promptly as practical after it is approved by the Board, a copy of the annual budget of the Company and its subsidiaries;
(E)    Audit Reports. Promptly following receipt thereof, one copy of each audit report submitted to the Company by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Company and its subsidiaries;
(F)    Reports to Stockholders and Creditors. As promptly as practical after it is provided to the Company’s stockholders or lenders, any material report that is provided to such stockholders or lenders;
(G)    Capitalization Changes. As promptly as practical after the number of shares of Common Stock outstanding on a Fully Diluted Basis increases or decreases by more than one percent (1%), an updated capitalization table reflecting such changes; and
(H)    Requested Information. As promptly as practical, such other data and information as from time to time may be reasonably requested by such Institutional Investor.
(ii)    Notwithstanding the foregoing, the Company shall have no obligation to provide the information required pursuant to this Section 1(c) (Financial Reports and Other Information) to an Institutional Investor to the extent that such Institutional Investor and/or one of its Affiliates is a member of the Board or an employee of the Company and otherwise has access to such information. Notwithstanding anything else in this Section 1(c) (Financial Reports and Other Information) to the contrary, the Company may cease providing the information set forth in this Section 1(c) during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement in connection with its Initial Public Offering if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 1(c) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
(d)    Inspection Rights. Following the date hereof and for so long as an Institutional Investor Owns at least five percent (5%) of the outstanding Common Stock on a Fully Diluted Basis, the Company will permit such Institutional Investor and its nominees, assignees and representatives to, upon 48 hours advance notice, visit and inspect any of the properties of the Company and its subsidiaries, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Institutional Investors, its nominees, permitted assigns and representatives the finances and affairs of the Company and its subsidiaries), all at such reasonable times and as often as may be reasonably requested, provided, however, that Janus will be deemed to be an Institutional Investor under this Section 1(d) for as long as Janus Owns any Shares; provided, further, that Norwest will be deemed to be an Institutional Investor under this Section 1(d) for as long Norwest Owns at least fifty percent (50%) of the shares of Series C Preferred Stock that Norwest purchased pursuant to the Stock Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series C Preferred Stock).
(e)    Right to Conduct Activities. The Company hereby agrees and acknowledges that Norwest and Janus are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, Norwest and Janus shall not be liable to the Company for any claim arising out of, or based upon, (a) the investment by Norwest or Janus in any entity competitive with the Company, or (b) actions taken by any partner, officer or other representative of Norwest or Janus to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however that the foregoing shall not relieve (x) Norwest or Janus or any party from liability associated with the willful misuse of the Company’s confidential information obtained pursuant to this Agreement, or (ii) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
(f)    Foreign Corrupt Practices Act Enforcement Actions. The Company shall promptly notify Norwest and Janus should the Company become aware of any Enforcement Action (as defined in the Stock Purchase Agreement).

(g)    No Publicity. The Company shall not disclose the identity of Janus or the details of its investment in the Company in any press release or public statement without Janus’s prior written consent.

2.	BOARD OF DIRECTORS.
(a)    Election of Directors.
(i)    As of the date hereof, the Board will consist of Erica Rogers, Tony Chou, Jack Lasersohn (Tony Chou and Jack Lasersohn, together, being the Series A Preferred Directors (as defined below)), In Seon Hwang, Ruoxi Chen (In Seon Hwang and Ruoxi Chen, together, being the Series B Preferred Directors (as defined below)), Richard Mott (being the Series B Independent Director (as defined in the Certificate of Incorporation)), Elizabeth Weatherman and Robert Mittendorff, MD (Elizabeth Weatherman and Robert Mittendorff, MD, together, being the Series C Directors (as defined below)). From and after the Closing (as such term is defined in the Stock Purchase Agreement), the Investors and the Company shall take all reasonable action within their respective power, including, but not limited to, the voting of (or acting by written consent with respect to) all shares of capital stock of the Company Owned by them (including the Shares), required to cause the Board to consist of eight (8) members which shall include: (i) the then-current Chief Executive Officer of the Company; (ii) two (2) representatives designated by the holders of the Existing Series A Preferred in accordance with the terms of the Certificate of Incorporation (each a “Series A Preferred Director”); (iii) three (3) representatives designated by the holders of the Series B Preferred Stock in accordance with the terms of the Certificate of Incorporation (each, a “Series B Preferred Director”); and (iv) two (2) representatives designated by the holders of the Series C Preferred Stock, provided, however, that one of the Series C Directors shall be designated by Norwest for so long as it Owns at least fifty percent (50%) of the shares of Series C Preferred Stock purchased by it pursuant to the Stock Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series C Preferred Stock) (the “Series C Preferred Directors”) in accordance with the terms of the Certificate of Incorporation.
(ii)    From the date on which the Company completes an Initial Public Offering, and for as long as Warburg Pincus and its Affiliates Own at least ten percent (10%) of the issued and outstanding Common Stock, the Company will nominate and use its commercially reasonable efforts (including, without limitation, soliciting proxies for the Warburg Pincus designee to the same extent as it does for any of its other nominees to the Board) to have such number of individuals designated by Warburg Pincus elected to the Board so that the number of individuals designated by Warburg Pincus for election to the Board as compared to the size of the Board is proportionate to the number of Shares of issued and outstanding Common Stock then Owned by Warburg Pincus and its Affiliates as compared to the number of Shares of issued and outstanding Common Stock at such time; provided, however, that as long as Warburg Pincus Owns at least ten percent (10%) of the issued and outstanding Common Stock, Warburg Pincus shall have the right to designate at least one (1) individual for election to the Board. Following the Initial Public Offering, for as long as Warburg Pincus is entitled to appoint one or more persons to the Board, the Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall, if requested by Warburg Pincus, and to the extent then permitted under applicable law, adopt resolutions and otherwise use reasonable efforts (without material cost to the Company) to cause any acquisition from the Company of securities or disposition of securities to the Company (including in connection with any exercise of warrants or other derivative securities held by Warburg Pincus or their Affiliates) to be exempt under Rule 16b-3 under the Exchange Act.
(iii)    From the date on which the Company completes an Initial Public Offering, and for as long as the Vertical Funds and their Affiliates Own at least ten percent (10%) of the issued and outstanding Common Stock, the Company will nominate and use its commercially reasonable efforts (including, without limitation, soliciting proxies for the Vertical Funds’ designee to the same extent as it does for any of its other nominees to the Board) to have such number of individuals designated by the Vertical Funds elected to the Board so that the number of individuals designated by Vertical Funds for election to the Board as compared to the size of the Board is proportionate to the number of Shares of issued and outstanding Common Stock then Owned by the Vertical Funds and their Affiliates as compared to the number of Shares of issued and outstanding Common Stock at such time; provided, however, that as long as the Vertical Funds Own at least ten percent (10%) of the issued and outstanding Common Stock, the Vertical Funds shall have the right to designate at least one (1) individual for election to the Board. Following the Initial Public Offering, for as long as the Vertical Funds are entitled to appoint one or more persons to the Board, the Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall, if requested by the Vertical Funds, and to the extent then permitted under applicable law, adopt resolutions and otherwise use reasonable efforts (without material cost to the Company) to cause any acquisition from the Company of securities or disposition of securities to the Company (including in connection with any exercise of warrants or other derivative securities held by the Vertical Funds or their Affiliates) to be exempt under Rule 16b-3 under the Exchange Act.
(b)    Replacement Directors. In the event that any Series C Preferred Director, Series B Preferred Director or Series A Preferred Director, as applicable, designated in the manner set forth in Section 2(a) (Election of Directors) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board (a “Withdrawing Director”), such Withdrawing Director’s replacement (the “Substitute Director”) will be designated in accordance with the terms of the Certificate of Incorporation and this Agreement. The Investors and the Company agree to take all action within their respective power, including but not limited to, the voting of (or acting by written consent with respect to) capital stock of the Company Owned by them (i) to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 2(b) (Replacement Directors) or (ii) upon the written request of the Series C Preferred Stock, Series B Preferred Stock or the Existing Series A Preferred, as applicable, in accordance with the terms of the Certificate of Incorporation and this Agreement, to remove, with or without cause, any Series C Preferred Director, any Series B Preferred Director or any Series A Preferred Director, respectively, in accordance with the terms of the Certificate of Incorporation.

(c)    Committees of the Board.
(i)    In the event that the Board establishes any committee thereof, so long as Warburg Pincus is entitled to designate at least one (1) member of the Board (each such member, a “Warburg Pincus Director”), the Company and the Vertical Funds will use commercially reasonable efforts to have such number of Warburg Pincus Directors appointed to each committee of the Board so that the number of Warburg Pincus Directors serving on each such committee compared to the size of such committee is proportionate to the number of Warburg Pincus Directors serving on the Board as compared to the number of members of the Board at such time, unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed and excluding any committee formed to consider a transaction between Warburg Pincus and the Company.
(ii)    In the event that the Board establishes any committee thereof, so long as the Vertical Funds are entitled to designate at least one (1) member of the Board (each such member, a “Vertical Funds Director”), the Company and Warburg Pincus will use commercially reasonable efforts to have such number of Vertical Funds Directors appointed to each committee of the Board so that the number of Vertical Funds Directors serving on each such committee compared to the size of such committee is proportionate to the number of Vertical Funds Directors serving on the Board as compared to the number of members of the Board at such time, unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed and excluding any committee formed to consider a transaction between the Vertical Funds and the Company.
(d)    Directors of Subsidiaries.
(i)    Following the date hereof, so long as Warburg Pincus is entitled to designate at least one (1) Warburg Pincus Director, the Company and the Vertical Funds shall use commercially reasonable efforts to have such number of Warburg Pincus Directors appointed to the board of directors or managers of each subsidiary so that the number of Warburg Pincus Directors serving on each such board compared to the size of such board is proportionate to the number of Warburg Pincus Directors serving on the Board as compared to the number of members of the Board at such time, unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed. Such designee(s) shall have the same right to participate on committees of the board of such subsidiaries as such designees have pursuant to Section 2(c) (Committees of the Board).
(ii)    Following the date hereof, so long as the Vertical Funds are entitled to designate at least one (1) Vertical Funds Director, the Company and Warburg Pincus shall use commercially reasonable efforts to have such number of Vertical Funds Directors appointed to the board of directors or managers of each subsidiary so that the number of Vertical Funds Directors serving on each such board compared to the size of such board is proportionate to the number of Vertical Funds Directors serving on the Board as compared to the number of members of the Board at such time, unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed. Such designee(s) shall have the same right to participate on committees of the board of such subsidiaries as such designees have pursuant to Section 2(c) (Committees of the Board).
(e)    Indemnification, Expense Reimbursement and Other Rights. In addition to any other indemnification rights the Series A Preferred Directors, the Series B Preferred Directors and the Series C Preferred Directors have pursuant to the Certificate of Incorporation, the Bylaws of the Company and any agreement with the Company, each Series A Preferred Director, Series B Preferred Director and Series C Preferred Directors shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement with each such Series A Preferred Director, Series B Preferred Director and Series C Preferred Directors, as applicable, which indemnification agreement shall be consistent with indemnification agreements customarily entered into between companies and their independent board members. The Company shall reimburse the reasonable expenses incurred by the Series A Preferred Directors, the Series B Preferred Directors and the Series C Preferred Directors in connection with attending (whether in person or telephonically) all meetings of the Board or committees thereof or other Company related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors). The Company shall maintain director and officer insurance covering the Series A Preferred Directors, the Series B Preferred Directors and the Series C Preferred Directors on the same terms and with the same amount of coverage as is provided to other members of the Board. Following the Initial Public Offering, each Warburg Pincus Director and Vertical Funds Director shall be entitled to the same equity grants and other stock incentives provided to non-employee members of the Board (which grants shall have the same vesting and other terms provided to non-employee members of the Board) and the Warburg Pincus Directors and the Vertical Funds Directors shall be paid the same Board and committee fees, if any, paid to non-employee members of the Board.
(f)    Janus Observer Rights. Until the earlier of (i) the Initial Public Offering, (ii) a Deemed Liquidation Event or (iii) Janus no longer holds any shares of Series C Preferred Stock, Janus, shall have the right to designate one (1) representative (the “Janus Observer”) to attend and observe all meetings of the Board. The Janus Observer shall be given notice of (in the same manner that notice is given to other members of the Board) all meetings (whether in person, telephonic or otherwise) of the Board. The Janus Observer shall receive a copy of all notices, agendas and other material information distributed to the Board at the same time as distributed to the Board or promptly thereafter, whether provided to directors in advance or, during or after any meeting, regardless of whether the Janus Observer shall be in attendance at the meeting. Notwithstanding the foregoing, that the Company reserves the right to exclude the Janus Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege of information or to protect highly confidential proprietary information.

3.	TRANSFER OF STOCK
(a)    Resale of Securities. Subject to compliance with Section 3(b) (Transfer Restrictions) to the extent applicable, Section 3(c) (Right of First Refusal) and Section 3(d)(iv)

(Norwest Tag-Along Rights) to the extent applicable, any Institutional Investor shall be entitled to freely Transfer any Shares Owned by such Institutional Investor to any Person at any time and from time to time. No Other Investor shall Transfer any Shares Owned by such Other Investor other than in accordance with the provisions of this Agreement, including this Section 3 (Transfer of Stock), and any other agreements binding such Other Investor. Any Transfer made by an Other Investor in violation of this Agreement, including this Section 3 (Transfer of Stock), shall be null and void and of no effect. The Company shall not record on its stock transfer books or otherwise any Transfer of Shares in violation of the terms and conditions set forth herein. No Other Investor will pledge or otherwise grant a security interest in any Shares Owned by such Other Investor.
(b)    Transfer Restrictions.
(i)    Transfer Restrictions. Until the earlier of (A) the Initial Public Offering and (B) the closing of a Deemed Liquidation Event, no Other Investor shall Transfer any Shares without the prior written consent of the Company and the WP X Funds, which consent may be withheld in their sole discretion; provided, however, an Other Investor shall be permitted to Transfer any Purchased Equity Shares Owned and Granted Equity Shares (but only to the extent vested) Owned by such Other Investor without the consent of the Company and the WP X Funds in connection with the following: (i) Transfers pursuant to Section 3(e) (Drag Along Right); (ii) any Transfer to the Company or Warburg Pincus made with the consent of the Company and the WP X Funds; (iii) Transfers to the Company in connection with repurchases of Purchased Equity Shares and Granted Equity Shares from employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service, in each case approved by the Board; (iv) Transfers to Permitted Transferees made in compliance with this Agreement; and (v) a Transfer pursuant to the terms of a Deemed Liquidation Event (each of the foregoing is a “Permitted Transfer Event”); provided further, however, Janus and Norwest shall be permitted to Transfer any Shares Owned by Janus or Norwest: (i) after the third anniversary of the date of this Agreement with the consent of the Company and WP X Funds, which consents shall not be unreasonably withheld, conditioned or delayed; (ii) to each of their respective affiliated funds; (iii) pursuant to and in compliance with Rule 144 promulgated under the Securities Act and (iv) pursuant to a Deemed Liquidation Event; provided further, however CRG shall be permitted to Transfer any Shares Owned by it as if it were an Institutional Investor solely with respect to Section 3(a) (Resale of Securities) and subject to Section 3(c) (Right of First Refusal) in connection with Transfers after October 13, 2017.
(ii)    Transfers by Permitted Transferees. A Permitted Transferee of Shares of an Other Investor pursuant to this Agreement may subsequently Transfer his, her or its Shares only to the Other Investor who Transferred such Shares to the Permitted Transferee or to a Person that is a Permitted Transferee of such Other Investor that originally transferred such shares to the Permitted Transferee. Each Permitted Transferee of any Other Investor to which Shares are Transferred shall, and such Other Investor shall, use commercially reasonable efforts to cause such Permitted Transferee to, Transfer back to such Other Investor (or to another Permitted Transferee of such Other Investor) the Shares it acquired from such Other Investor if such Permitted Transferee ceases to be a Permitted Transferee of such Other Investor.

(iii)    Transfers - Generally. No Transfer of Shares Owned by any Investor may be made by such Investor unless (i) as a condition precedent to the Transfer, the Transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder Agreement and have the same rights and obligations of such transferring Investor (including if the Investor is (I) Warburg Pincus (including the WP X Funds), the same rights and obligations as Warburg Pincus and the WP X Funds hereunder or (II) the Vertical Funds, the same rights and obligations as the Vertical Funds hereunder) (other than if (A) the Transfer is conducted pursuant to and in accordance with Section 3(d) (Tag-Along Rights) or Section 3(e) (Drag-Along Rights), or (B) the Transfer is to the Company or Warburg Pincus or the Vertical Funds), and (ii) the Transfer complies in all respects with the applicable provisions of this Agreement.
(c)    Right of First Refusal.
(i)    Other Investor Right of First Refusal. In the event that the Company and the WP X Funds consent in writing to a Transfer by an Other Investor that is otherwise not permitted pursuant to the terms of this Agreement, the Company and the WP X Funds may condition such Transfer on such Other Investor first offering to sell the Shares proposed to be Transferred to the Company or, failing its election to purchase, then to the Institutional Investors on terms that are mutually agreeable to the Company, the WP X Funds, the Vertical Funds and the Other Investor; provided, however, in no event shall either the Company or the WP X Funds be required to consent to any such Transfer by an Other Investor. In the event that an Other Investor proposes to Transfer Shares to a Person that is not otherwise permitted pursuant to the terms of this Agreement, the Company and the WP X Funds, in considering a request by an Other Investor to consent to such proposed Transfer, may require copies of the proposed terms to be given to the Company and the Institutional Investors, including the name and address of the prospective third party Transferee and the number of Shares involved in the proposed Transfer and the Company and the WP X Funds may condition such Transfer on such Other Investor first offering to sell the Shares proposed to be Transferred to the Company or, failing its election to purchase, then to the Institutional Investors on terms that have been proposed by such third party or such other terms that are mutually agreeable to the Company, the WP X Funds and the Other Investor.
(ii)    Institutional Investor Right of First Refusal. Each of the Institutional Investors other than Warburg Pincus hereby unconditionally and irrevocably grants to the Company and then to the other Institutional Investors that are not Affiliates of such Institutional Investor (the “Unaffiliated Investors”) a right of first refusal (the “Right of First Refusal”) to purchase all or any portion of Shares that such Institutional Investor may propose to Transfer to a third party that is not an Affiliate of such Institutional Investor (a “Proposed Transfer”), at the same price and on the same terms and conditions as those offered to the proposed transferee.
(A)    Before an Institutional Investor (other than Warburg Pincus) may effect a Proposed Transfer, such Institutional Investor (the “Transferring Institutional Investor”) must provide, at the same time, the Company and the Unaffiliated Investors a written notice of the Proposed Transfer (the “Transfer Notice”) stating: (a) such Transferring Institutional Investor’s bona fide intention to transfer such Offered Shares (as defined below); (b) the number of each type and class of Shares to be Transferred (the “Offered Shares”); (c) the name address and relationship, if any, to the

Transferring Institutional Investor of each proposed purchaser or other transferee; and (d) the bona fide cash price, or in reasonable detail, other consideration, per share for which the Transferring Institutional Investor proposes to transfer such Offered Shares (the “Offered Price”).
(B)    If the Company desires to purchase all or any part of the Offered Shares, the company must, within a twenty (20) day period (the “Company Refusal Period”) of receipt of the Transfer Notice, give written notice to the Transferring Institutional Investor and the Unaffiliated Investors which notice shall specify the number of Offered Shares the Company intends to purchase, or state that the Company does not intend to exercise its Right of First Refusal hereunder (the “Company Notice”). Notwithstanding any failure by the Company to deliver the Company’s Notice, a failure by the Company to exercise its Right of First Refusal within the Company Refusal Period shall be deemed a waiver of such right.
(C)    To the extent the Company does not purchase all of the Offered Shares, the Unaffiliated Investors shall have the opportunity to purchase the remaining Offered Shares. If any Unaffiliated Investors desires to purchase any of the remaining Offered Shares, such Unaffiliated Investor must, within a twenty (20) day period (the “Investor Refusal Period”) commencing on receipt of the Company Notice (or if no notice is received, commencing on the expiration of the Company Refusal Period), give written notice (the “Investor Notice”) to the Transferring Stockholder and to the Company of such Unaffiliated Investor’s election to purchase any remaining Offered Shares and specifying the amount of Offered Shares such Unaffiliated Investor shall purchase. If multiple Unaffiliated Investors elect to purchase the Offered Shares not purchased by the Company, each such Unaffiliated Investor shall have a right to purchase up to its pro rata share of the Offered Shares not purchased by the Company, based on the number of shares of Common Stock held by such Unaffiliated Investor on an as converted basis as a percentage of the number of shares of Common Stock held by all Unaffiliated Investors on an as converted basis exercising such right.
(D)    The purchase price for the Offered Shares to be purchased by the Company and/or the Unaffiliated Investor exercising its Right of First Refusal, as applicable, will be the Offered Price, and will be payable upon the ROFR Closing (as defined below) with respect to such Offered Shares. Payment of the purchase price will be made by the Company and/or the Unaffiliated Investor, as applicable, in cash or by wire transfer of immediately available funds or, if so provided in the offer of the prospective transferee, cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as set forth therein.
(E)    If the Offered Price for the Offered Shares is for consideration other than cash or cash plus deferred payments of cash, the Company and/or the Unaffiliated Investors exercising their Right of First Refusal, as applicable (the “Purchaser”), shall pay the cash equivalent of such other consideration. If the Transferring Institutional Investor and the Purchaser(s) cannot agree on the amount of such cash equivalent within ten (10) days after the beginning of the twenty (20) day period following the expiration of the Company Refusal Period or Investor Refusal Period, as applicable, any of such parties may, by three (3) days’ written notice to the other, initiate appraisal proceedings under Section 3(c)(ii)(F) for determination of the cash equivalent; provided, however, in the event that there is more than one Purchaser, the determination by the Purchaser as to the amount of the cash equivalent of such other consideration and any decision by the Purchaser to initiate appraisal proceedings shall be made jointly by the Purchasers. Notwithstanding anything to the contrary contained herein, any Purchaser may give written notice (a “Revocation Notice”) to the Transferring Institutional Investor and all other Purchasers revoking an election to purchase the Offered Shares within ten (10) days after determination of the appraised value, if it chooses not to purchase the Offered Shares at such appraised value, it being understood and agreed that if there is more than one Purchaser, any such Purchaser or all such Purchasers may deliver a Revocation Notice revoking its or their election to purchase the Offered Shares in accordance with the foregoing terms, and any such Purchaser that has not so revoked its election to purchase the Offered Shares shall have the right, at any time within three (3) Business Days of receipt of a Revocation Notice to elect to purchase the Offered Shares with respect to which a Revocation Notice has been delivered, and if there is more than one Purchaser that has not so revoked its election to purchase Offered Shares, all such non-revoking Purchasers shall have the right to purchase the Offered Shares with respect to which a Revocation Notice was delivered (with such right to be exercised in writing to the Transferring Institutional Investor and all other Purchasers no later than three (3) Business Days after the delivery of the final Revocation Notice). If multiple non-revoking Purchasers elect to purchase such Offered Shares with respect to which a Revocation Notice was delivered, each such non-revoking Purchaser shall have a right to purchase up to its pro rata share of the Offered Shares with respect to which a Revocation Notice was delivered, based on the number of shares of Common Stock held by such non-revoking Purchaser on an as converted basis as a percentage of the number of shares of Common Stock held by all non-revoking Purchasers on an as converted basis exercising such right.
(F)    If any party shall initiate an appraisal procedure to determine the amount of the cash equivalent of any consideration for Offered Shares under Section 3(c)(ii)(F), then the Transferring Institutional Investor, on the one hand, and the Purchaser seeking such appraisal (the “Appraising Purchaser”), on the other hand, shall each promptly appoint as an appraiser an individual who shall be a member of a nationally recognized investment banking firm; provided, however, in the event that there is more than one Appraising Purchaser, the nationally recognized investment banking firm appointed by the Appraising Purchaser shall be appointed jointly by all such Appraising Purchasers, with votes allocated in connection with such decision to each Appraising Purchaser proportionally based on the relative number of Offered Shares each Appraising Purchaser is proposing to purchase in such transaction. Each appraiser shall, within thirty (30) days of appointment, separately investigate the value of the consideration for the Offered Shares as of the proposed transfer date and shall submit a notice of an appraisal of that value to each party. Each appraiser shall be instructed to determine such value without regard to income tax consequences to the Transferring Institutional Investor as a result of receiving cash rather than other consideration. If the appraised values of such consideration (the “Earlier Appraisals”) vary by less than ten percent (10%), the average of the two appraisals on a per share basis shall be controlling as the amount of the cash equivalent. If the appraised values vary by more than ten percent (10%), the appraisers, within ten (10) days of the submission of the last appraisal, shall appoint a third appraiser who shall be a member of a nationally recognized investment banking firm. The third appraiser shall, within thirty (30) days of his appointment, appraise the value of the consideration for the Offered Shares (without regard to the income tax consequences to the Transferring Institutional Investor as a result of receiving cash rather than other consideration) as of the proposed transfer date and submit notice of his appraisal to each party. The value determined by the third appraiser shall be controlling as the amount of the cash equivalent unless the value is greater than the two Earlier Appraisals, in which case the higher of the two Earlier Appraisals will control, and unless that value is lower than the two Earlier Appraisals, in which case the lower of the two Earlier Appraisals will control. If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit his appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. The Transferring Institutional Investor and the Appraising Purchaser shall each bear the cost of its respective appointed appraiser. The cost of the third appraisal shall be shared one-half by the Transferring Institutional Investor and one-half by the Appraising Purchaser; provided, however, in the event that there is more than one Appraising Purchaser, any amounts payable by the Appraising Purchaser pursuant to the terms of this sentence and the immediately preceding sentence shall be allocated to and be paid by each Appraising Purchaser proportionally based on the relative number of Offered Shares each Appraising Purchaser is proposing to purchase in such transaction (whether or not the Offered Shares are actually purchased by such Appraising Purchasers).
(G)    The closing of any purchase pursuant to this Section 3(c)(ii) (each, a “ROFR Closing”) shall take place within twenty (20) days following the expiration of the Company Refusal Period or Investor Refusal Period, as applicable, at the office of the Company or such other location as shall be mutually agreeable to the Transferring Institutional Investor and the Purchaser(s) and the purchase price, to the extent comprised of cash, shall be paid at such ROFR Closing, and cash equivalents and documents evidencing any deferred payments of cash permitted pursuant to Section 3(c)(ii)(D) above shall be delivered at such ROFR Closing. At such ROFR Closing, the Transferring Institutional Investor shall deliver to the Purchaser the certificates evidencing the Offered Shares to be conveyed, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto.
(H)    If the Company or the Unaffiliated Investors have not elected to purchase all of the Offered Shares, then, subject to Section 3(d) below, the Transferring Institutional Investor may transfer the remaining portion of the Offered Shares proposed to be sold by the Transferring Institutional Investor, to any person named as a purchaser or other transferee in the Transfer Notice, at the Offered Price or at a higher price, provided that such Transfer (i) is consummated within ninety (90) days after the date of the Transfer Notice and (ii) is in accordance with all the terms of this Agreement. If the Offered Shares are not so transferred during such ninety (90) day period, the Transferring Institutional Investor may not Transfer any of such Offered Shares without complying again in full with the provisions of this Agreement.
(I)    The limitations of this Section 3(c)(ii) shall not apply to (i) sales by Tag-Along Investors (as defined below) pursuant to Section 3(d) hereof, (ii) sales by Institutional Investors pursuant to Section 3(e) hereof, (iii) a sale of the entire Company (whether by means of a stock sale, merger, consolidation or otherwise) or (iv) Transfers to Affiliates and legal advisors of such Transferring Institutional Investor.

(d)    Tag-Along Rights.
(i)    In the event any Other Investor intends to Transfer any Shares Owned by such Other Investor (other than Transfers to any Permitted Transferee or to the Company or Warburg Pincus or the Vertical Funds) in a Transfer that is permitted pursuant to the terms of this Agreement, such Other Investor (the “Selling Investor”) shall notify the Institutional Investors, Janus and Norwest (the “Tag-Along Investors”), in writing, of such proposed Transfer and its terms and conditions. Within five (5) Business Days of the date of such notice, each Tag-Along Investor shall notify the Selling Investor if he, she or it elects to participate in such Transfer. Any Tag-Along Investor that fails to notify the Selling Investor within such five (5) Business Day period shall be deemed to have waived his, her or its rights hereunder. Each Tag-Along Investor that so notifies the Selling Investor shall have the right to sell, at the same price (subject to the provisions below) and on the same terms and conditions as the Selling Investor, an amount of Shares (excluding for purposes of this Section 3(d) any Granted Equity Shares (whether or not vested)) equal to the Shares the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares Owned (excluding any Granted Equity Shares (whether or not vested)) by such Tag-Along Investor and the denominator of which shall be the aggregate number of Shares Owned (excluding any Granted Equity Shares (whether or not vested)) by the Selling Investor and each Tag-Along Investor exercising his, her or its rights under this Section 3(d). Notwithstanding the foregoing, in the event the Selling Investor is selling only shares of Preferred Stock, Tag-Along Investors shall only have the right to sell such series of Preferred Stock as is being sold by the Selling Investor and shall not have the right to sell shares of Common Stock or any other series of Preferred Stock.
(ii)    Notwithstanding anything contained in this Section 3(d) (Tag-Along Rights), in the event that all or a portion of the purchase price consists of securities and the Transfer of such securities to the Tag-Along Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Selling Investor, any one or more of the applicable Tag-Along Investors may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Selling Investor.
(iii)    The provisions of this Section 3(d) (Tag-Along Rights) shall not apply to a merger, reorganization, consolidation, liquidation or winding up involving the Company. The provisions of this Section 3(d) (Tag-Along Rights) shall also not apply to a sale or other Transfer pursuant to which the Majority Holders have exercised their drag-along rights set forth herein.
(iv)    Norwest Tag-Along Rights.
(A)    In the event an Institutional Investor intends to Transfer any Shares Owned by such Institutional Investor (other than Transfers to any Permitted Transferee, Transfers pursuant to Section 3(d)(i)-(iii) and Transfers pursuant to Section 3(e) (Drag Along Rights)) in a Transfer that is permitted pursuant to the terms of this Agreement, such Institutional Investor (the “Selling Institutional Investor”) shall notify Norwest, in writing, of such proposed Transfer and its terms and conditions. Within five (5) Business Days of the date of such notice, Norwest shall notify the Selling Institutional

Investor if it elects to participate in such Transfer. If Norwest fails to notify the Selling Institutional Investor within such five (5) Business Day period, then Norwest shall be deemed to have waived its rights hereunder. Norwest shall have the right to sell, at the same price (subject to the provisions below) and on the same terms and conditions as the Selling Institutional Investor, an amount of Shares equal to the Shares the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares Owned by Norwest and the denominator of which shall be the aggregate number of Shares Owned by the Selling Institutional Investor and Norwest. Notwithstanding the foregoing, in the event that the Selling Institutional Investor is selling a series of Preferred Stock, that is senior to the Preferred Stock held by Norwest, Norwest shall only have the right to sell such series of Preferred Stock as is being sold by the Selling Institutional Investor and shall not have the right to sell shares of Common Stock or any other junior series of Preferred Stock.
(B)    The provisions of this Section 3(d)(iv) (Norwest Tag-Along Rights) shall not apply to a merger, reorganization, consolidation, liquidation or winding up involving the Company or the sale of a security by a Selling Institutional Investor that is senior to that held by Norwest. The provisions of this Section 3(d)(iv) (Norwest Tag-Along Rights) shall also not apply to a sale or other Transfer pursuant to which the Majority Holders have exercised their drag-along rights set forth herein.
(e)    Drag Along Right.
(i)    If at any time and from time to time after the date of this Agreement, Warburg Pincus and its Affiliates together with any other stockholders that would result in an aggregate ownership of greater than fifty percent (50%) of the Company’s voting power (the “Majority Holders”) desire to (i) Transfer in a bona fide arms’ length sale all of their Shares to any Person or Persons who are not Affiliates of the Company or the Majority Holders, (ii) approve any merger of the Company with or into any other Person who is not an Affiliate of the Company or the Majority Holders, including any transaction that would constitute a Deemed Liquidation Event, or (iii) approve any sale of all or substantially all of the Company’s assets to any Person or Persons who are not Affiliates of the Company or the Majority Holders, including any transaction that would constitute a Deemed Liquidation Event (for purposes of this Section 3(e) (Drag-Along Right), such Person or Persons is referred to as the “Proposed Transferee”) (such Transfers set forth in (i), (ii) and (iii), a “Proposed Sale”), the Majority Holders shall have the right (for purposes of Section 3(e), the “Drag-Along Right”), but not the obligation, (x) in the case of a Transfer of the type referred to in clause (i), to require each other Investor to sell to the Proposed Transferee all of such Investor’s Shares for the Per Share Drag-Along Purchase Price (as defined below), or (y) in the case of a merger or sale of assets or other Deemed Liquidation Event referred to in clauses (ii) or (iii), to require each other Investor to vote (or act by written consent with respect to) all Shares then Owned by such other Investor in favor of such transaction and to waive any dissenters’ rights, appraisal rights or similar rights such Investor may have under applicable law. Each Investor agrees to take all steps necessary to enable such Investor to comply with the provisions of this Section 3(e) to facilitate the Majority Holders’ exercise of a Drag-Along Right. As used herein, “Per Share Drag-Along Purchase Price” means: (i) to the extent that an Investor subject to the Drag-Along Right is selling the same security being sold by any of the Majority Holders, the same consideration per share for such security as is proposed to be received by such Majority Holders (less, in the case of Share Equivalents, the exercise price for such Share Equivalents), including equivalent rights to receive (when and if paid) a proportionate share of any deferred consideration, earn-out or escrow funds that may become available to such Majority Holders in connection with the proposed transaction; and (ii) to the extent that an Investor subject to the Drag-Along Right is selling Common Stock (including any Share Equivalents) or a series of Preferred Stock other than any series of Preferred Stock being sold by the Majority Holders, the Per Share Drag-Along Purchase Price for each Share of Common Stock or Preferred Stock, as applicable, shall be equal to the implied equity value of each Share of Common Stock (less, in the case of Share Equivalents, the exercise price for such Share Equivalents) or Preferred Stock as applicable, as determined by reference to the per share price being paid for the Shares of Common Stock or Preferred Stock, as applicable, being sold by the Majority Holders and after giving effect to all amounts payable to the holders of Preferred Stock prior and in preference to the Common Stock pursuant to the liquidation preference provisions of the Certificate of Incorporation; provided, however, that if the per share price being paid for the Shares of Common Stock or Preferred Stock, as applicable, being sold by the Majority Holders includes any rights to receive a proportionate share of any deferred consideration, earn-out or escrow funds that may become available to the Majority Holders in connection with the proposed transaction, such amounts shall be considered when determining the implied equity price of each Share of Common Stock or Preferred Stock, as applicable, but any portion of such amount included in the implied equity price of each Share of Common Stock shall not be paid to the Investors selling Common Stock unless and until the portions of such amount included in the price per share being paid for the Preferred Stock are paid to the holders of the Preferred Stock and only to the extent that the holders of the Preferred Stock have received all amounts payable to the holders of Preferred Stock prior and in preference to the Common Stock pursuant to the liquidation preference provisions of the Certificate of Incorporation. Notwithstanding the foregoing, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock in connection with a Proposed Sale shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale.
(ii)    To exercise a Drag-Along Right, the Majority Holders shall give each Investor a written notice (for purposes of this Section 3(e), a “Drag-Along Notice”) containing the proposed Per Share Drag-Along Purchase Price for each security proposed to be sold, terms of payment and other material terms and conditions of the Proposed Transferee’s offer. Each Investor shall thereafter be obligated to sell or vote (or act by written consent with respect to) all Shares (including any Share Equivalents) Owned by such Investor, provided that the sale to the Proposed Transferee is consummated within one hundred eighty (180) days of delivery of the Drag-Along Notice. If the sale, merger or other transaction contemplated by this Section 3(e) is not consummated within such 180-day period, then each Investor shall no longer be obligated to sell such Shares Owned by such Investor pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 3(e) (Drag-Along Right).

(iii)    Each Investor shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Majority Holders or the Company in order to carry out the terms and provisions of this Section 3(e) (Drag-Along Right); provided, however, that no Investor shall be required to be bound by representations and warranties or covenants that are not applicable to all Investors. Each Investor (other than Janus and Norwest) acknowledges the rights of the WP X Funds to act on behalf of such Investor pursuant to Section 7(k) (Grant of Irrevocable Proxy). At the closing of the proposed transaction, each Investor shall deliver, against receipt of the consideration payable in such transaction, certificates representing the Shares which the Investor Owns, together with executed stock powers or other instruments of transfer acceptable to the Majority Holders.
(iv)    Notwithstanding anything contained in this Section 3(e) (Drag-Along Right), in the event that all or a portion of the Per Share Drag-Along Purchase Price consists of securities and the sale of such securities to the Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Majority Holders, any one or more of the applicable Investors may receive, in lieu of such securities, the fair market value of some or all of such securities in cash, as determined in good faith by the Majority Holders.
(f)    Subscription Right.
(i)    If at any time after the date hereof and prior to the Initial Public Offering, the Company proposes to issue equity securities of any kind (for purposes of this Section 3(f), the term “equity securities” shall include any warrants, options or other rights to acquire equity securities or debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) upon conversion of the Existing Series A Preferred, Series B Preferred Stock or Series C Preferred Stock pursuant to the Certificate of Incorporation, (ii) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (iii) pursuant to the acquisition of another Person by the Company or any subsidiary, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, provided such acquisition has been approved by the Board and such securities are being issued as consideration for the transaction and not in connection with financing the transaction, (iv) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan, employment agreement or other management equity program approved by the Board, (v) to vendors, lenders and customers of and consultants to the Company or any subsidiary or in connection with a strategic partnership (provided such securities are being issued as consideration for the strategic partnership and not in connection with financing the strategic partnership), in each case, to the extent such issuance has been approved by the Board, (vi) by reason of a dividend, stock split or other distribution on shares of Common Stock, (vii) to one or more of the Institutional Investors and/or their Affiliates pursuant to the terms of the Stock Purchase Agreement, or (viii) to any Other Investor pursuant to the terms of any employment or similar agreement between the Company and such Other Investor to the extent such employment or similar agreement was approved by the Board, then, subject to the provisions set forth below, including Section 3(f)(vi) below, as to each Institutional Investor, Janus, Norwest and as to each Other Investor approved in writing by the WP X Funds to be listed on Schedule III hereto, provided that such Other Investor is an employee of the Company or its subsidiaries at such time (each a “Subscription Right Investor”), the Company shall:
(A)    give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest or dividend rate and maturity; (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as a Subscription Right Investor may reasonably request in order to evaluate the proposed issuance; and
(B)    offer to issue to each such Subscription Right Investor a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock Owned by such Subscription Right Investor as a result of Purchased Equity Shares (excluding, for the sake of clarity, any Granted Equity Shares, whether or not vested) on an as converted basis, by (y) the total number of shares of Common Stock then outstanding on a Fully Diluted Basis.
Notwithstanding the foregoing, Janus and Norwest shall not be entitled to participate in any offering for Proposed Securities pursuant to Section 3(f) unless any Warburg Pincus Entity (as defined below) participates in such offering to purchase Proposed Securities.
(ii)    Each such Subscription Right Investor must exercise his, her or its purchase rights hereunder within ten (10) days after receipt of such notice from the Company or such shorter period as may be required by the Company if the Company determines in good faith that a shorter period is necessary. If all of the Proposed Securities offered to such Subscription Right Investors are not fully subscribed for by such Subscription Right Investors, the remaining Proposed Securities will be reoffered to the Subscription Right Investors purchasing their full allotment upon the terms set forth in this Section 3(f) (Subscription Right), until all such Proposed Securities are fully subscribed for or until all such Subscription Right Investors have subscribed for all such Proposed Securities which they desire to purchase, except that such Subscription Right Investors must exercise their purchase rights within three (3) Business Days after receipt of all such reoffers or such shorter period as may be required by the Company if the Company determines in good faith that a shorter period is necessary. To the extent that the Company offers two or more securities to all prospective purchasers in a proposed issuance in units, such as convertible notes coupled with attached warrants (and only in such units), such Subscription Right Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.
(iii)    Upon the expiration of the offering periods described above (as such periods may be shortened by the Company), the Company will be free to sell such Proposed Securities that such Subscription Right Investors have not elected to purchase during the ninety

(90) days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to such Subscription Right Investors. Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to such Subscription Right Investors pursuant to this Section 3(f) (Subscription Right).
(iv)    The election by a Subscription Right Investor not to exercise such Subscription Right Investor’s subscription rights under this Section 3(f) (Subscription Right) in any one instance shall not affect such Subscription Right Investor’s right (other than in respect of a reduction in such Subscription Right Investor’s percentage holdings) as to any subsequent proposed issuance subject to this Section 3(f) (Subscription Right). If the Company determines in good faith that circumstances require the Company to sell the Proposed Securities to the Institutional Investors or their respective Affiliates, the Company shall be permitted to sell such Proposed Securities to such Institutional Investors and/or their respective Affiliates provided, that, promptly following such sale, the Company permits each Subscription Right Investor having rights under this Section 3(f) (Subscription Right) to purchase such Subscription Right Investor’s proportionate amount of such Proposed Securities in the manner contemplated by this Section 3(f) (Subscription Right).
(v)    Each such Subscription Right Investor shall, if requested by the Company and the Institutional Investors participating in such issuance of equity securities, execute a stockholders agreement (or consent to an amendment to this Agreement) with respect to such Proposed Securities with terms that are (to the extent practicable) substantially equivalent to the terms of this Agreement.

4.	AFFILIATE TRANSACTIONS
The Company shall not, shall not permit any subsidiary to, either directly or indirectly, by amendment, merger, consolidation or otherwise, enter into certain transactions between the Company, on the one hand, and Warburg Pincus or its Affiliates (each, a “Warburg Pincus Entity” and together the “Warburg Pincus Entities”), on the other hand (an “Affiliate Transaction”), unless such Affiliate Transaction is approved by the vote or written consent of the holders of at least 70% of the then outstanding shares of Series C Preferred Stock, provided, that such approval or consent shall not be required for (i) any agreement, contract or transaction (including the Stock Purchase Agreement) on arm’s-length terms and/or approved by a majority of the disinterested directors, (ii) any issuance of equity or convertible debt securities to the Warburg Pincus Entities, in each case, as long as the preemptive rights, recapitalization and/or other applicable provisions of the Company’s Certificate of Incorporation or bylaws or this Agreement are not violated, (iii) any transaction expressly permitted or effected pursuant to the terms of the Company’s Certificate of Incorporation or bylaws, this Agreement, or the Registration Rights Agreement and/or (iv) any exculpation, indemnification or reimbursement, payment or advancement of expenses pursuant to the Company’s Certificate of Incorporation or bylaws, this Agreement, the Registration Rights Agreement, any director indemnification agreement or any of the governance documents of any subsidiary of the Company.

5.	TERMINATION.

(a)    Termination of Agreement.
(i)    Upon the closing of a Qualified Public Offering or, at the written election of the Majority Institutional Investors, an Initial Public Offering, this Agreement shall automatically terminate except with respect to the following Sections which shall survive such termination in accordance with their terms:
(A)    Section 1(a) (Legends);
(B)    Sections 2(a)(ii) and 2(a)(iii) (Post-IPO Board Seat);
(C)    Section 2(c) (Committees of the Board);
(D)    Section 2(d) (Directors of Subsidiaries);
(E)    Section 2(e) (Indemnification, Expense Reimbursement and Other Rights);
(F)    Section 5 (Termination);
(G)    Section 6 (Interpretation of this Agreement); and
(H)    Section 7 (Miscellaneous) (except Section 7(k) (Grant of Irrevocable Proxy), which shall terminate).
(ii)    At the written election of the Majority Institutional Investors, upon a Deemed Liquidation Event this Agreement shall terminate.
(iii)    This Agreement shall terminate on the date on which the Majority Institutional Investors, the Majority Other Investors and the Company shall have agreed in writing to terminate this Agreement.

6.	INTERPRETATION OF THIS AGREEMENT
(a)    Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:
Affiliate: shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity, including, but not limited to, (i) a general partner, limited partner, or retired partner affiliated with such Person or entity, (ii) a fund, partnership, limited liability company or other entity that is affiliated with such Person or entity, (iii) a director, officer, stockholder, partner or member (or retired partner or member) affiliated with such Person or entity, or (iv) or to the estate of any such partner or member (or retired partner or member) affiliated with such Person or entity. Notwithstanding the above, neither the Company nor any of its subsidiaries shall be deemed to be an Affiliate of any of the Investors.
Business Day: shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

Certificate of Incorporation: shall mean the Sixth Amended Certificate of Incorporation of the Company as it may be amended from time to time, including pursuant to a Certificate of Designations, if any.
Common Stock: shall mean the common stock, par value $0.001 per share, of the Company.
CRG shall mean CRG Partners III L.P., CRG Partners III – Parallel Fund “A” L.P., CRG Partners III – Parallel Fund “B” (Cayman) L.P., and CRG Partners III (Cayman) L.P
Deemed Liquidation Event: shall have the meaning set forth in the Certificate of Incorporation.
Exchange Act: shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, or any successor statute thereto.
Existing Series A Preferred: shall mean the shares of Series A Preferred Stock, par value $0.001 per share, of the Company and the Series A-1 Preferred Stock, par value $0.001 per share, of the Company issued and outstanding as of the date of this Agreement.
Fully Diluted Basis: shall mean all outstanding shares of the Common Stock assuming (i) the conversion of all outstanding shares of Existing Series A Preferred, Series B Preferred Stock and Series C Preferred Stock and (ii) the exercise of all outstanding Share Equivalents without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.
Granted Equity Shares: shall mean shares of Common Stock or Share Equivalents that are granted or issued pursuant to any of the Company’s stock option plans, stock bonus plans, stock incentive plans or other similar plans approved by the Board.
Janus shall mean Janus Henderson Global Life Sciences Fund and Janus Capital Funds PLC on Behalf of its Series Janus Global Life Sciences Fund and their Affiliates.
Majority Institutional Investors: shall mean Institutional Investors Owning a majority of the Shares Owned by all Institutional Investors.
Majority Other Investors: shall mean Other Investors Owning a majority of the Shares (excluding for this purpose any Granted Equity Shares that are not vested) Owned by the Other Investors.
Norwest shall mean Norwest Venture Partners XIII, L.P. and its Affiliates.
Owns, Own, Owning or Owned: shall mean beneficial ownership, assuming the conversion (whether or not then convertible ) of all outstanding securities convertible (including Existing Series A Preferred, Series B Preferred Stock or Series C Preferred Stock) into Common Stock and the exercise of all outstanding Share Equivalents.

Permitted Transferee: shall mean, (i) in the case of any Institutional Investor or any Other Investor that is not a natural person, any Affiliate of such Investor and (ii) in the case of Other Investors who are natural persons, any trust established for the sole benefit of such Other Investor or such Other Investor’s spouse or direct lineal descendents provided such Other Investor is the trustee of such trust, or any Person in which the direct and beneficial owner of all voting securities of such Person is such Other Investor, or such Other Investor’s heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Other Investor.
Person: shall mean an individual, partnership (whether general or limited), joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
Preferred Stock: shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company, the Series A-1 Preferred Stock, par value $0.001 per share, of the Company, the Series B Preferred Stock and the Series C Preferred Stock.
Purchased Equity Shares: shall mean shares of Common Stock or Share Equivalents (including the Existing Series A Preferred, Series B Preferred Stock and Series C Preferred Stock) that are purchased for value by an Investor from the Company pursuant to the Stock Purchase Agreement or otherwise. In no event shall Granted Equity Shares be deemed to be Purchased Equity Shares.
Qualified Public Offering: shall mean an Initial Public Offering that would qualify for mandatory conversion of the Existing Series A Preferred, Series B Preferred Stock and Series C Preferred Stock pursuant to the Certificate of Incorporation.
Registration Rights Agreement: shall mean that certain Amended and Restated Registration Rights Agreement dated as of July 7, 2017 by and among the Company and the stockholders named therein, as the same may be amended from time to time.
SEC: shall mean the Securities and Exchange Commission or any successor agency.
Security, Securities: shall have the meaning set forth in Section 2(1) of the Securities Act.
Securities Act: shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
Series B Preferred Stock: shall mean Series B Preferred Stock, par value $0.001 per share, of the Company.
Series C Preferred Stock: shall mean Series C Preferred Stock, par value $0.001 per share, of the Company.
Share Equivalent: shall mean any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, directly or indirectly, Shares of Common Stock.

Transfer: shall mean any sale, assignment, pledge, transfer, hypothecation or other disposition or encumbrance, and each of “Transferred”, “Transferee” and “Transferor” have a correlative meaning.
Vertical Funds: shall mean Vertical Fund I, L.P., a Delaware limited partnership, and Vertical Fund II, L.P., a Delaware limited partnership.
(b)    Accounting Principles. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
(c)    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.
(e)    Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

7.	MISCELLANEOUS
(a)    Notices.
(i)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:
(A)    if to any of the Investors, at the address or facsimile number of such Investor shown on Schedule I or Schedule II, or at such other address as the Investor may have furnished the Company and the other Investors in writing; and
(B)    if to the Company, at 735 Pastoria Avenue, Sunnyvale, CA 94085-2918, marked for attention of the Chief Executive Officer, with a copy (which shall not constitute notice) to: Wilson Sonsini Goodrich & Rosati, P.C. (facsimile: (650-493-6811), marked for attention of Philip Oettinger, or at such other address as it may have furnished in writing to each of the Investors.
(ii)    Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery if a Business Day and delivered during regular business hours, otherwise the first Business Day thereafter; if mailed by overnight courier, on the date of delivery; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

(b)    Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
(c)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, provided that no Other Investor shall be permitted to assign any of his, her or its rights or obligations pursuant to this Agreement without the prior written consent of the WP X Funds, unless such assignment is in connection with a Transfer explicitly permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of this Agreement and provided, further, that, notwithstanding anything contained in this Agreement to the contrary, the observer rights provided to Janus pursuant to Section 2(f) and the right to designate a Series C Director provided to Norwest pursuant to Section 2(a)(i), shall only be transferable with the Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) in connection with any Transfer by Janus or Norwest, respectively. Any attempted assignment by an Other Investor in violation of the foregoing shall be null and void.
(d)    Entire Agreement; Amendment and Waiver. This Agreement, the Stock Purchase Agreement and the Registration Rights Agreement constitute the entire understanding of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Majority Institutional Investors, provided that any amendment, modification or waiver that would affect the rights, benefits or obligations of Norwest shall require the written consent of Norwest only if (i) such amendment, modification or waiver would materially and adversely affect such rights, benefits or obligations of Norwest and (ii) such amendment, modification or waiver would treat Norwest in a materially worse manner than the manner in which such amendment or waiver treats the other Institutional Investors and provided further that any amendment, modification or waiver that would affect the rights, benefits or obligations of Janus shall require the written consent of Janus only if (i) such amendment, modification or waiver would materially and adversely affect such rights, benefits or obligations of Janus and (ii) such amendment, modification or waiver would treat Janus in a materially worse manner than the manner in which such amendment or waiver treats the other Institutional Investors. For the avoidance of doubt, any amendment, modification or waiver of Section 4 shall require the consent of both Janus and Norwest. The Company shall give notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 7(d) shall be binding on all parties hereto, regardless of whether any such party has consented thereto.
(e)    Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.
(f)    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Investor shall execute and deliver any additional documents and instruments and perform any additional acts necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
(g)    No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or cause any party to be deemed the agent of any other party for any purpose.
(h)    Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
(i)    Third Party Beneficiaries. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
(j)    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
(k)    GRANT OF IRREVOCABLE PROXY. EACH OTHER INVESTOR (OTHER THAN JANUS OR NORWEST) HEREBY GRANTS TO EACH OF THE WP X FUNDS SUCH OTHER INVESTOR’S PROXY, AND APPOINTS EACH OF THE WP X FUNDS, OR ANY DESIGNEE OR NOMINEE OF THE WP X FUNDS, AS SUCH OTHER INVESTOR’S ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITITION), FOR AND IN ITS NAME, PLACE AND STEAD, (I) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE GRANTED EQUITY SHARES (WHETHER OR NOT VESTED) NOW OR HEREAFTER OWNED BY SUCH OTHER INVESTOR (OR ANY TRANSFEREE THEREOF) (INCLUDING THE RIGHT TO SIGN HIS, HER OR ITS NAME TO ANY CONSENT, CERTIFICATE OR OTHER DOCUMENT RELATING TO THE COMPANY THAT DELAWARE LAW MAY REQUIRE) IN

CONNECTION WITH ANY AND ALL MATTERS, INCLUDING, WITHOUT LIMITATION, MATTERS SET FORTH HEREIN AS TO WHICH ANY VOTE OR ACTIONS MAY BE REQUESTED OR REQUIRED; (II) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SHARES (INCLUDING ANY PURCHASED EQUITY SHARES OR GRANTED EQUITY SHARES) NOW OR HEREAFTER OWNED BY SUCH OTHER INVESTOR (OR ANY TRANSFEREE THEREOF) (INCLUDING THE RIGHT TO SIGN HIS, HER OR ITS NAME TO ANY CONSENT, CERTIFICATE OR OTHER DOCUMENT RELATING TO THE COMPANY THAT APPLICABLE LAW MAY REQUIRE) IN CONNECTION WITH ANY AND ALL MATTERS CONTEMPLATED BY SECTION 3(E) (DRAG-ALONG RIGHT), (III) TO TAKE ANY AND ALL REASONABLE ACTION NECESSARY TO SELL OR OTHERWISE TRANSFER ANY SHARES (INCLUDING ANY PURCHASED EQUITY SHARES OR GRANTED EQUITY SHARES) OWNED BY SUCH OTHER INVESTOR AS CONTEMPLATED BY SECTION 3(E) (DRAG-ALONG RIGHT) HEREOF AND (IV) WITH RESPECT TO OTHER INVESTORS THAT ARE NOT EMPLOYEES OF THE COMPANY OR ITS SUBSIDIARIES (INCLUDING FORMER EMPLOYEES), TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE PURCHASED EQUITY SHARE NOW OR HEREAFTER OWNED BY SUCH OTHER INVESTOR (OR ANY TRANSFEREE THEREOF) (INCLUDING THE RIGHT TO SIGN HIS, HER OR ITS NAME TO ANY CONSENT, CERTIFICATE OR OTHER DOCUMENT RELATING TO THE COMPANY THAT DELAWARE LAW MAY REQUIRE) IN CONNECTION WITH ANY AND ALL MATTERS, INCLUDING, WITHOUT LIMITATION, MATTERS SET FORTH HEREIN AS TO WHICH ANY VOTE OR ACTIONS MAY BE REQUESTED OR REQUIRED. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND EACH SUCH OTHER INVESTOR WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REASONABLY NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND, EXCEPT WITH RESPECT TO ANY OTHER PROXY GIVEN BY AN OTHER INVESTOR TO THE COMPANY OR WARBURG PINCUS, HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH OTHER INVESTOR WITH RESPECT TO SUCH OTHER INVESTOR’S SHARES. IN THE EVENT THAT THE PROXY GRANTED IN THIS SECTION 7(K) (GRANT OF IRREVOCABLE PROXY) IS INCONSISTENT WITH THE TERMS OF ANY OTHER PROXY GRANTED BY AN OTHER INVESTOR TO THE WP X FUNDS OR ANY OTHER PERSON, INCLUDING PURSUANT TO ANY STOCK INCENTIVE OR OTHER EQUITY COMPENSATION PLAN OF THE COMPANY, THEN THE TERMS OF THE PROXY GRANTED IN THIS SECTION 7(K) (GRANT OF IRREVOCABLE PROXY) SHALL GOVERN. IN THE EVENT THAT ANY OR ALL PROVISION OF THIS SECTION 7(K) (GRANT OF IRREVOCABLE PROXY) ARE DETERMINED TO BE UNENFORCEABLE, EACH OTHER INVESTOR WILL ENTER INTO A PROXY THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PRESERVES THE INTENT AND PROVIDES THE WP X FUNDS SUBSTANTIALLY THE SAME BENEFITS OF THIS SECTION 7(K) (GRANT OF IRREVOCABLE PROXY).
(l)    Agreements to Be Bound. Upon acceptance by the Company of a Joinder Agreement or as contemplated by Section 1(b) (Additional Investors), Schedule I or Schedule II

hereof, as applicable, shall be amended to include the applicable joining party and attached to this Agreement and be effective with no further action or consent required.
(m)    After Acquired Securities. Each Investor agrees that, except as otherwise provided herein, all of the provisions of this Agreement shall apply to all of the Shares now Owned (including any Granted Equity Shares and Purchased Equity Shares) or which may be issued or Transferred hereafter to an Investor in consequence of any additional issuance, purchase, Transfer, exchange or reclassification of any of such Shares, corporate reorganization, or any other form of recapitalization, consolidation, acquisition, stock split or stock dividend, or which are acquired by an Investor in any other manner.
(n)    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.
(o)    “Market Stand-off” Agreement. Each of the Other Investors agrees, if requested by the Company and an underwriter of equity securities of the Company, not to sell or otherwise transfer or dispose of any Shares held by such Other Investor during the one hundred eighty (180)-day period (or such other period as may be requested by the Company or the managing underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4), or any successor provisions or amendments thereto) following the effective date of a registration statement of the Company filed under the Securities Act, provided that:
(i)    such agreement only applies to the Initial Public Offering; and
(ii)    all executive officers of the Company and all holders of one percent (1%) or more of the Company’s capital stock enter into similar agreements.
If requested by the underwriters, the Other Investors shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of the period referenced above.
(p)    Lost, etc. Certificates Evidencing Shares; Exchange. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares owned by an Investor and (in the case of loss, theft or destruction) of a bond or an indemnity satisfactory to it, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding. Upon surrender of any certificate representing any Shares for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares represented by the certificate so surrendered and registered as such holder may request.
(q)    Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(r)    Draftsmanship. Each of the parties signing this Agreement on the date first set forth above has been represented by his, her or its own counsel and acknowledges that he, she or it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement. Each of the parties joining this Agreement after the date first set forth above has been represented by his, her or its own counsel, has read and understands the terms of this Agreement and has been afforded the opportunity to ask questions concerning the Company and this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
(s)    State of Residence: Each Other Investor that is a natural person represents and warrants that it is a resident of the state set forth on such Other Investor’s signature page hereto. In the event an Other Investor changes its state of residence, such Other Investor shall promptly inform the Company of its new state of resident.
(t)    Consent of Spouse. If any Other Investor is married or marries or remarries after the date of this Agreement, at the request of the Company such Other Investor shall cause his or her spouse to execute and deliver to the Company a consent of spouse in the form reasonably requested by the Company and consistent with spousal consent forms for investments of the type contemplated by this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
SILK ROAD MEDICAL, INC.

By:	/s/ Erica Rogers
Erica J. Rogers
President and Chief Executive Officer

[Signature Page to the Amended and Restated Stockholders Agreement]

INVESTOR
NORWEST VENTURE PARTNERS XIII, LP
By: Genesis VC Partners XIII, LLC, its General Partner
By: NVP Associates, LLC, its Managing Member

By:	/s/ Robert Mittendorff, MD
Name:	Robert Mittendorff, MD
Title:	Partner
Address:
525 University Avenue, Suite 800
Palo Alto, CA 94301

With a copy, which shall not constitute notice, to:
Goodwin Procter LLP
Attn: William Davisson, Esq.
135 Commonwealth Drive
Menlo Park, CA 94025

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
INVESTOR

JANUS HENDERSON GLOBAL LIFE
SCIENCES FUND

By:	/s/ Andy Acker
Name:	Andy Acker
Title:	Portfolio Manager

JANUS CAPITAL FUNDS PLC ON BEHALF
OF ITS SERIES JANUS GLOBAL LIFE
SCIENCES FUND

By:	/s/ Andy Acker
Name:	Andy Acker
Title:	Portfolio Manager
Address:

c/o Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206
Attn: Legal Department/Ezra Kover

With a copy, which shall not constitute notice, to:
Goodwin Procter LLP
Attn: William Davisson, Esq.
135 Commonwealth Drive
Menlo Park, CA 94025

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
INVESTOR:
VERTICAL FUND I, L.P.
By: The Vertical Group, L.P., its General Partner
By: The Vertical Group GPHC, LLC, its General Partner

By:	/s/ Tony Chou
Name:	Tony Chou
Title:	Authorized Signatory

VERTICAL FUND II, L.P.
By: The Vertical Group, L.P., its General Partner
By: The Vertical Group GPHC, LLC, its General Partner

By:	/s/ Tony Chou
Name:	Tony Chou
Title:	Authorized Signatory

THE VERTICAL GROUP, INC.

By:	/s/ Tony Chou
Name:	Tony Chou
Title:	Authorized Signatory

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
INVESTOR:
WP X FINANCE, L.P.
By: WPX GP, L.P., its Managing General Partner
By: Warburg Pincus Private Equity X, L.P., its General Partner
By: Warburg Pincus X, L.P, its General Partner
By: Warburg Pincus X GP L.P., its General Partner
By: WPP GP LLC, its General Partner
By: Warburg Pincus Partners, L.P., its Managing Member
By: Warburg Pincus Partners GP LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By:	/s/ Steven Glenn
Name:	Steven Glenn
Title:	Partner

WARBURG PINCUS X PARTNERS, L.P.
By: Warburg Pincus X, L.P., its General Partner
By: Warburg Pincus X GP L.P., its General Partner
By: WPP GP LLC, its General Partner
By: Warburg Pincus Partners, L.P., its Managing Member
By: Warburg Pincus Partners GP LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By:	/s/ Steven Glenn
Name:	Steven Glenn
Title:	Partner

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
INVESTORS:
CRG PARTNERS III L.P.
By CRG PARTNERS III GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By:	/s/ Charles W. Tate
Name:	Charles Tate
Title:	Sole Member
CRG PARTNERS III – PARALLEL FUND “A” L.P.
By CRG PARTNERS III – PARALLEL FUND “A” GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By:	/s/ Charles Tate
Name:	Charles Tate
Title:	Sole Member
CRG PARTNERS III – PARALLEL FUND “B” (CAYMAN) L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By:	/s/ Charles Tate
Name:	Charles Tate
Title:	Sole Member
WITNESS: /s/ Kevin Reilly
Name:	Kevin Reilly
CRG PARTNERS III (CAYMAN) L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By:
Name:	Charles Tate
Title:	Sole Member
WITNESS:
Name:

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR
BUCHANAN GRANDCHILDREN'S IRREVOCABLE TRUST

By:	/s/ Lucas W Buchanan
Name:	Lucas W Buchanan
Title:	Trustee
Resident of the State of:	California

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

Name:	Michi Garrison
Resident of the State of:

Name:	Elizabeth H Weatherman
Resident of the State of:

/s/ Lucas W Buchanan
Name:	Lucas W. Buchanan
Resident of the State of:	California

Name:	Michael Wallace
Resident of the State of:

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

Mark Caires
Print Name of Investor
/s/ Mark Caires
Signature

Print Name of signatory, if signing for an entity

Print Title of signatory, if signing for an entity

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

/s/ Tony Chou
Name:	Tony Chou
Resident of the State of:	California

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

Sean Curtis
Print Name of Investor
/s/ Sean Curtis
Signature

Print Name of signatory, if signing for an entity

Print Title of signatory, if signing for an entity

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

Andrew S. Davis
Print Name of Investor
/s/ Andrew S Davis
Signature

Print Name of signatory, if signing for an entity

Print Title of signatory, if signing for an entity

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR
Kevin J. Surace and Erica J. Rogers, as Trustees of
The Surace/Rogers Family Trust under agreement dated January 30, 2017

/s/ Erica J. Rogers
Name:	Erica J. Rogers
Resident of the State of:	California

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

David Rust
Print Name of Investor
/s/ David Rust
Signature

Print Name of signatory, if signing for an entity

Print Title of signatory, if signing for an entity

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

Frank Viano
Print Name of Investor
/s/ Frank Viano
Signature

Print Name of signatory, if signing for an entity

Print Title of signatory, if signing for an entity

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

/s/ Elizabeth H Weatherman
Name:	Elizabeth H Weatherman
Resident of the State of:	Florida

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR

Jeremy Wright
Print Name of Investor
/s/ Jeremy Wright
Signature

Print Name of signatory, if signing for an entity

Print Title of signatory, if signing for an entity

[Signature Page to the Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
INVESTOR
WS INVESTMENT COMPANY, LLC (2017A)

/s/ James Terranova
Signature

James Terranova
Name

Director of Fund Operations
Title (if signing on behalf of an entity)

[Signature Page to the Amended and Restated Stockholders Agreement]

SCHEDULE I
Institutional Investors

WARBURG PINCUS PRIVATE EQUITY X, L.P.
450 Lexington Avenue
New York, NY 10017
Facsimile: (212) 716-8645
Attention: In Seon Hwang

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Facsimile: (650) 251-5002
Attention: Robert T. Langdon, Esq.

WARBURG PINCUS X PARTNERS, L.P.
450 Lexington Avenue
New York, NY 10017
Facsimile: (212) 716-8645
Attention: In Seon Hwang

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Facsimile: (650) 251-5002
Attention: Robert T. Langdon, Esq.

VERTICAL FUND I, L.P. The Vertical Group 106 Allen Road, Suite 207 Basking Ridge, NJ 07920 Facsimile: (908) 273-9434 Attention: John E. Runnells	VERTICAL FUND II, L.P. The Vertical Group 106 Allen Road, Suite 207 Basking Ridge, NJ 07920 Facsimile: (908) 273-9434 Attention: John E. Runnells

SCHEDULE II
Other Investors

NORWEST VENTURE PARTNERS XIII, LP

525 University Avenue, Suite 800
Palo Alto, CA 94301

With a copy, which shall not constitute notice, to:
Goodwin Procter LLP
Attn: William Davisson, Esq.
135 Commonwealth Drive
Menlo Park, CA 94025

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

c/o Janus Capital Management LLC
151 Detroit Street, 4th Floor
Denver CO 80206
Attn: Legal

With a copy, which shall not constitute notice, to:
Goodwin Procter LLP
Attn: William Davisson, Esq.
135 Commonwealth Drive
Menlo Park, CA 94025

JANUS CAPITAL FUNDS PLC ON BEHALF
OF ITS SERIES JANUS GLOBAL LIFE
SCIENCES FUND

c/o Janus Capital Management LLC
151 Detroit Street, 4th Floor
Denver CO 80206
Attn: Legal

With a copy, which shall not constitute notice, to:
Goodwin Procter LLP
Attn: William Davisson, Esq.
135 Commonwealth Drive
Menlo Park, CA 94025

CRG PARTNERS III L.P. 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: General Counsel Tel.: 713.209.7350 Fax: 713.209.7351 Email: adorenbaum@crglp.com Attention: Charles Tate	CRG PARTNERS III – PARALLEL FUND “A” L.P. 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: General Counsel Tel.: 713.209.7350 Fax: 713.209.7351 Email: adorenbaum@crglp.com Attention: Charles Tate
CRG PARTNERS III – PARALLEL FUND “B” (CAYMAN) L.P.
1000 Main Street, Suite 2500
Houston, TX 77002
Attn: General Counsel
Tel.: 713.209.7350
Fax: 713.209.7351
Email: adorenbaum@crglp.com

Attention: Charles Tate
CRG PARTNERS III (CAYMAN) L.P. 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: General Counsel Tel.: 713.209.7350 Fax: 713.209.7351 Email: adorenbaum@crglp.com Attention: Charles Tate

BUCHANAN GRANDCHILDREN’S IRREVOCABLE TRUST 4501 Wallace Road Santa Rosa, CA 95404 Tel: (267) 324-9076 Email: lucasbuchanan@hotmail.com Attn: Lucas W. Buchanan	LUCAS W. BUCHANAN 506 Edge Cliff Way Redwood City, CA 94062 Tel: (267) 324-9076 Email: lucasbuchanan@hotmail.com
MARK CAIRES 464 Vista Robles Drive Ben Lomond, CA 95005 Tel: (831) 336-3444 Email: mark@aaranch.com	SEAN CURTIS 11735 Mill Rock Rd. San Antonio, TX 78230 Tel: (210) 379-1247 Email: seandcurtis@yahoo.com
ANDREW S. DAVIS 3109 Cranesbill Drive Raleigh, NC 27613 Tel: (919) 349-7180 Email: Davisfsu11@yahoo.com
KEVIN J. SURACE AND ERICA J. ROGERS, AS TRUSTEES OF THE SURACE/ROGERS FAMILY TRUST UNDER AGREEMENT DATED JANUARY 30, 2017
818 Gary Ave.
Sunnyvale, CA  94086
Tel: (650) 279-3436
Email: ej1.rogers@gmail.com

Attn: Erica J. Rogers

DAVID RUST 30B King Street Morristown, NJ 07960 Tel: (973) 670-0452 Email: davidrust2@gmail.com	FRANK VIANO 214 Commonwealth Avenue Unit 1 Boston, MA 02116 Tel : (508) 361-1912 Email: frankeviano@gmail.com
ELIZABETH WEATHERMAN 4001 N. Ocean Blvd, #503 Gulf Stream, FL 33483 Tel: (917) 843-4655 Email: elizabeth.weatherman@warburgpincus.com	JEREMY WRIGHT 14412 Dearborn St. Overland Park, KS 66223 Tel: (913) 638-4950 Email: jwrightku@sbcglobal.net
WS INVESTMENTS (2017A) 650 Page Mill Road Palo Alto, CA 94304 Tel: (650) 493-9300 Email: jterranova@wsgr.com Attn: James Terranova

SCHEDULE III
Subscription Right Investors

None.

Exhibit A
FORM OF
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (the “Agreement”) is made as of the ____ day of ____________ by _________________, having an address at ____________________________ (the “Joining Party”).
W I T N E S S E T H
WHEREAS, Silk Road Medical, Inc., a Delaware corporation (the “Company”), is a party to that certain Amended and Restated Stockholders’ Agreement, dated as of July 7, 2017 (as the same may be amended from time to time, the “Stockholders’ Agreement”) (Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders’ Agreement);
WHEREAS, the Stockholders’ Agreement provides that as a condition to becoming an Investor, a Person must execute and deliver to the Company a Joinder Agreement pursuant to which such Person agrees to be bound by the terms and conditions of the Stockholders’ Agreement;
WHEREAS, the Joining Party desires to become an Investor of the Company by executing a copy of this Agreement; and
WHEREAS, the Joining Party has reviewed the terms of the Stockholders’ Agreement and determined that it is desirable and in the Joining Party’s best interests to execute this Joinder Agreement.
NOW, THEREFORE, the Joining Party hereby agrees as follows:
1.    Joinder of Stockholders Agreement. By executing this Joinder Agreement, the Joining Party (a) accepts and agrees to be bound by all of the terms and provisions of the Stockholders Agreement as if he, she or it were an original signatory thereto, (b) shall be deemed to be an [Other Investor] [Institutional Investor], and shall be entitled to all of the rights and subject to all of the obligations of an [Other Investor] [Institutional Investor] thereunder [(provided, the Joining Party shall not have the tag-along rights or subscription rights contemplated therein)], and (c) shall be added to either Schedule I or Schedule II, as applicable, of the Stockholders Agreement.

2.    Representations and Warranties.
(i)    This Agreement constitutes a valid and binding obligation enforceable against the Joining Party in accordance with its terms.
(ii)    The Joining Party has received a copy of the Stockholders Agreement. The Joining Party has read and understands the terms of the Stockholders Agreement and has been afforded the opportunity to ask questions concerning the Company and the Stockholders Agreement.
4.    Full Force and Effect.    Except as expressly modified by this Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Stockholders’ Agreement shall remain in full force and effect in accordance with its terms.
5.    Notices. All notices provided to the Joining Party shall be sent or delivered to the Joining Party at the address set forth on the signature page hereto unless and until the Company has received written notice from the Joining Party of a changed address.
6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

[Signature page follows]

IN WITNESS WHEREOF, the Joining Party has executed and delivered this Agreement as of the date first above written.

JOINING PARTY

Name
Address:

Facsimile:
Resident of the State of:

Acknowledged and Accepted:

SILK ROAD MEDICAL, INC.

By:
Name:
Title:

[Signature Page to Joinder Agreement]